Exhibit 23

Consent of Independent Auditors

We consent to the use of our report dated August 2, 2000, included in the Annual Report (Form 10-K) of Piccadilly Cafeterias, Inc. for the year ended June 30, 2000, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17737 and Form S-8 No. 33-27793) and in the Registration Statement and related Prospectuses (Form S-3 No. 33-17131) of our report dated August 2, 2000, with respect to the consolidated financial statements and schedule of Piccadilly Cafeterias, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2000.

/s/ Ernst & Young LLP

New Orleans, Louisiana

November 10, 2000